Exhibit 99.2
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the accompanying financial statements and related notes thereto.
We consist of Digital Angel Corporation and our subsidiaries — Digital Angel Technology Corporation (“DATC”), Fearing Manufacturing, Inc., Timely Technology Corp., Signature Industries Limited (90.9% owned subsidiary), DSD Holding A/S and its subsidiaries Daploma International A/S (including its 70% owned subsidiary, Daploma Polska) and Digitag A/S, Digital Angel Holdings, LLC and Digital Angel International, Inc. and its subsidiaries Digital Angel S.A. and Digital Angel do Brasil Produtos de Informatica LTDA, Digital Angel Chile S.A., Digital Angel Paraguay S.A. and Digital Angel Uruguay S.A.
Overview
We develop and deploy sensor and communication technologies that enable rapid and accurate identification, location tracking, and condition monitoring of high value assets. We are currently comprised of two segments: (1) Animal Applications and (2) GPS and Radio Communications.
Animal Applications— Develops, manufactures and markets visual and electronic identification tags and RFID microchips, primarily for identification, tracking and location of companion pets, horses, livestock, fish and wildlife worldwide, and, more recently, for animal bio-sensing applications, such as temperature reading for companion pet, horse and livestock applications. The Animal Applications segment consists of our operations located in Minnesota, DSD Holding A/S and its wholly and majority-owned subsidiaries, located in Denmark and Poland, and Digital Angel International, Inc. and its subsidiaries located in Argentina, Brazil, Chile, Paraguay and Uruguay. The positive identification and tracking of livestock and fish are crucial for asset management and for disease control and food safety. In addition to the visual ear tags which have been sold by us since the late 1940’s, Animal Applications utilizes RFID technologies in its electronic ear tags and implantable microchips.
GPS and Radio Communications— Designs, manufactures, and markets GPS enabled equipment used for location tracking and message monitoring of vehicles, aircraft and people in remote locations. The GPS and Radio Communications segment consists of our subsidiary Signature Industries Limited (90.9% owned) which is located in the United Kingdom. Our focus is in the areas of search and rescue and locator beacons, and tracking systems, which include mobile satellite data communications service and software for mapping and messaging for a variety of industries including the military, air and ground ambulance operators, law enforcement agencies and energy companies.
Our Animal Applications segment’s revenue increased to $38.1 million for the year ended December 31, 2006 compared to $36.0 million for the year ended December 31, 2005. The increase in the Animal Applications segment’s revenue was principally due to an increase in sales of our livestock and companion pet products. During 2007, we anticipate that our Animal Applications revenue may increase through our renewed agreement with Schering-Plough. In April 2006, we were awarded a U.S. patent for our Bio-Thermo temperature sensing implantable RFID microchip designed for non-laboratory applications that use RFID technology to determine the body temperature of its host animal. In addition, several proposals related to the establishment of a national electronic identification program for livestock are being considered by the Administration and Congress. We cannot estimate the impact a national identification program would have on our Animal Application segment’s revenue. However, if implemented, we would expect the impact to be favorable. Our Animal Applications segment experienced operating losses for the years ended December 31, 2006, 2005 and 2004. We cannot be certain when our Animal Applications segment will achieve profitability.
Our GPS and Radio Communications segment’s revenue decreased to $16.4 million for the year ended December 31, 2006 compared to $18.6 million for the year ended December 31, 2005. The decrease in our GPS and Radio Communications segment’s revenue was principally due to the decrease in sales of our PLB’s as a result of the completion in May 2005 of a contract with the Indian government, and a decrease in sales to other SARBE product customers, including the UK Ministry of Defense. During 2007 and 2008, we anticipate that our GPS and Radio Communications segment’s revenue will increase from the 2006 levels as the market for our beacons expands. In addition, the URT33 beacon, which will become obsolete when existing frequencies on 121.5 and 243 MHz cease to be monitored by COSPAS-SARSAT on February 1, 2009, will need to be replaced with the new generation 406 MHz beacons, such as our SARBE G2R.

Critical Accounting Policies and Estimates
The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an on-going basis, we evaluate these estimates, including those related to inventory obsolescence, goodwill, intangibles and other long-lived assets and income taxes. We base these estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of the financial statements.
Goodwill, Intangibles and Other Long-Lived Assets
Goodwill and other intangible assets are carried at cost net of accumulated amortization. On January 1, 2002, we adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that goodwill and certain intangibles no longer be amortized but instead be tested for impairment at least annually by applying a fair value based test. There was no impairment of goodwill upon the adoption of SFAS 142 on January 1, 2002.
In accordance with FAS 142, we are required to allocate goodwill to the various reporting units. As of December 31, 2006, the reporting units consisted of the following (the reporting units listed below are those businesses which have goodwill and for which discrete financial information is available and upon which management makes operating decisions):
•	Animal Applications (goodwill of $44.0 million as of December 31, 2006);

•	Signature Industries Limited (goodwill of $1.1 million as of December 31, 2006); and

•	DSD Holding A/S (goodwill of $6.1 million as of December 31, 2006).
Since the adoption of SFAS No. 142 on January 1, 2002, we evaluate the goodwill of the various reporting units as of each December 31st. Our management compiled the cash flow forecasts, growth rates, gross margin, fixed and variable cost structure, depreciation and amortization expenses, corporate overhead, tax rates, and capital expenditures, among other data and assumptions related to the financial projections upon which the fair value is based. The methodology, including residual or terminal enterprise values, was based on the following factors: risk free rate of 20 years; current leverage (E/V); leveraged beta — Bloomberg; unleveraged beta; risk premium; cost of equity; after-tax cost of debt; and weighted average cost of capital. These variables generated a discount rate calculation.
The assumptions used in the determination of fair value using discounted cash flows were as follows:
•	Cash flows were generated for 5 years based on the expected recovery period for the goodwill;

•	Adjusted earnings before interest, taxes, depreciation and amortization as the measure of cash flow; and

•	Discount rates ranging from 16.5% to 26.0%. The discount rate used by us was the rate of return expected from the market or the rate of return expected for a similar investment with similar risks.
We performed a company comparable analysis utilizing financial and market information on publicly traded companies that are considered to be generally comparable to our reporting units. Each analysis provided a benchmark for determining the terminal values for each business unit to be utilized in its discounted cash flow analysis. The analysis generated a multiple for each reporting unit, which was incorporated into the appropriate business unit’s discounted cash flow model.
Future goodwill impairment reviews may result in additional write-downs. Such determination involves the use of estimates and assumptions, which may be difficult to accurately measure or value. In preparing the five year financial projections for the 2006 goodwill impairment analysis, we assumed annual revenue growth for our Animal Applications, Signature Industries

Limited and DSD Holding A/S reporting units. Additionally, based upon the best information available at the time of the valuation, we assumed overall gross margin improvement. Based upon the historic performance of these reporting units, although actual and estimated future results may be less than projected at the date of the most recent valuation, we do not presently anticipate that such results would result in an impairment charge for any of these reporting units.
We assess the fair value of our goodwill annually or earlier if events occur or circumstances change that would more likely than not reduce the fair value of our goodwill below its carrying value. These events or circumstances would include a significant change in business climate, including a significant, sustained decline in an entity’s market value, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business, or other factors. If we determine that significant impairment has occurred, we would be required to write off the impaired portion of goodwill. Impairment charges could have a material adverse effect on our financial condition and results of operations.
Property, plant and equipment and definite-lived intangible assets are depreciated or amortized over their useful lives. Useful lives are based on management’s estimates of the period that the assets will generate revenue. Long-lived assets are evaluated for impairment whenever events and circumstances indicate an asset may be impaired. There were no write downs of any long-lived assets in 2006, 2005, or 2004.
Inventories
Estimates are used in determining the likelihood that inventory on hand can be sold. Historical inventory usage and current revenue trends are considered in estimating both obsolescence and slow-moving inventory. Inventory is stated at lower of cost or market, determined by the first-in, first-out method, net of any reserve for obsolete or slow-moving inventory.
Deferred Taxes
We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. While we have considered future taxable income and tax planning strategies in assessing the need for the valuation allowance, in the event we were to subsequently determine that we would be able to realize our deferred tax assets in the future in excess of our net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Similarly, should we determine that we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax asset would reduce income in the period such determination was made.
Revenue Recognition
We recognize product revenue at the time product is shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectibility is deemed probable. If uncertainties regarding customer acceptance exist, revenue is recognized when such uncertainties are resolved. There are no significant post-contract support obligations at the time of revenue recognition. Our accounting policy regarding vendor and post contract support obligations is based on the terms of the customers’ contracts, billable upon occurrence of the post-sale support. Costs of products sold and services provided are recorded as the related revenue is recognized. We offer a warranty on our products. For non-fixed fee and fixed fee jobs, service revenue is recognized based on the actual direct labor hours in the job multiplied by the standard billing rate and adjusted to net realizable value, if necessary. Other revenue is recognized at the time the service or goods are provided. It is our policy to record contract losses in their entirety in the period in which such losses are foreseeable.

Results of Operations
The following table summarizes our results of operations as a percentage of net operating revenues and is derived from the accompanying consolidated statements of operations included in this report.

	For the Years
	Ended December 31,
	2006	2005	2004
Revenue	100.0%	100.0%	100.0%
Cost of sales	58.7	54.9	55.8

Gross profit	41.3	45.1	44.2
Selling, general and administrative expense	44.5	38.9	37.5
Research and development expense	6.3	6.1	4.6

Operating (loss) income	(9.5)	0.1	2.1
Interest income	(0.5)	(0.6)	(0.1)
Interest expense	0.9	0.7	3.0
Realized losses on Applied Digital common stock	0.0	0.0	2.8
Other income	(0.2)	(0.1)	(0.3)

Loss from continuing operations before income tax benefit and minority interest	(9.7)	(0.2)	(3.3)
Income tax benefit	0.1	0.1	0.0
Minority interest share of income	0.0	(0.7)	(0.6)

Net loss from continuing operations	(9.6)	(0.4)	(3.9)
Loss from discontinued operations	(2.9)	(17.0)	(7.2)

Net loss	(12.5)%	(17.4)%	(11.1)%

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005
Revenue
Revenue from operations for the year ended December 31, 2006 was $54.4 million, a decrease of approximately $0.1 million from $54.5 million in the year ended December 31, 2005. Revenue for the years ended December 31, 2006 and 2005 for each of the operating segments was as follows (in thousands):

	2006	% Revenue	2005	% Revenue
Animal Applications	$38,058	69.9	$35,972	65.9
GPS and Radio Communications	16,352	30.1	18,578	34.1

Total	$54,410	100.0	$54,550	100.0

The Animal Applications segment’s revenue increased approximately $2.1 million, or 5.8%, in the year ended December 31, 2006 as compared to the year ended December 31, 2005. The increase in revenue was principally due to an increase in electronic identification and visual product sales to livestock customers of approximately $1.8 million, an increase in microchip sales to companion animal customers of approximately $1.7 million, an increase in product sales to customers in South America of $0.5 million and an incremental $0.7 million in sales at DSD Holding A/S which was acquired on February 28, 2005. These increases were offset by a decrease in microchip sales to fish and wildlife customers of approximately $2.3 million and a decrease in sales to VeriChip Corporation of $0.3 million.

The GPS and Radio Communications segment’s revenue decreased approximately $2.2 million, or 12.0%, in the year ended December 31, 2006 as compared to the year ended December 31, 2005. The decrease in sales at Signature Industries Limited relates to a decrease in sales of Signature Industries Limited’s SARBE products of approximately $3.0 million, partially offset by an increase in sales at Signature Industries Limited’s Radio Hire division of approximately $0.8 million. We attribute $2.2 million of the SARBE product sales decrease to the completion of the Indian government contract in May 2005 and $0.8 million of the SARBE product sales decrease to other SARBE product customers, including the UK Ministry of Defense.
Gross Margin
Gross profit for the year ended December 31, 2006 was $22.5 million, a decrease of approximately $2.0 million, from $24.6 million in the year ended December 31, 2005. As a percentage of revenue, the gross profit margin decreased to 41.3% for the year ended December 31, 2006 from 45.1% for the year ended December 31, 2005.
Gross profit for the years ended December 31, 2006 and 2005 for each operating segment was as follows (in thousands):

		%		%
	2006	Revenue	2005	Revenue
Animal Applications	$14,183	37.3	$14,610	40.6
GPS and Radio Communications	8,308	50.8	10,010	53.9

Total	$22,491	41.3	$24,620	45.1

The Animal Applications segment’s gross profit of $14.2 million in the year ended December 31, 2006 decreased approximately $0.4 million compared to $14.6 million in the year ended December 31, 2005. We attribute the decrease in gross profit to a decrease in the gross profit margin. The slight decrease in gross profit margin as a percentage of revenue from 40.6% in 2005 to 37.3% in 2006 is primarily due to increased material costs accompanied by additional freight and importation duties associated with providing inventory to South America from Denmark and the United States.
The GPS and Radio Communications segment’s gross profit of $8.3 million in the year ended December 31, 2006 decreased approximately $1.7 million compared to $10.0 million in the year ended December 31, 2005. Gross profit margin decreased to 50.8% in 2006 from 53.9% in 2005. The decrease in gross profit margin relates to decreased sales and the decrease in gross profit margin as a percentage of revenue relates primarily to higher margins on G2R SARBE locator beacons shipped under the contract with the government of India in the first six months of 2005. Signature Industries Limited completed shipments under the contract with the government of India in May 2005.
Selling, General and Administrative Expense
Selling, general and administrative expense increased $3.0 million, or 14.2%, in the year ended December 31, 2006 as compared to the year ended December 31, 2005. As a percentage of revenue, selling, general and administrative expense was 44.5% and 38.9% for the years ended December 31, 2006 and 2005, respectively.
Selling, general and administrative expenses for the years ended December 31, 2006 and 2005 for each of the operating segments was as follows (in thousands):

		%		%
	2006	Revenue	2005	Revenue
Animal Applications	$15,522	40.8	$12,650	35.2
GPS and Radio Communications	8,706	53.2	8,567	46.1

Total	$24,228	44.5	$21,217	38.9

The Animal Applications segment’s selling, general and administrative expenses increased approximately $2.9 million in the year ended December 31, 2006 compared to the year ended December 31, 2005 and, as a percentage of revenue, increased to 40.8% from 35.2% in the same respective period. The increase in selling, general and administrative expense relates primarily to a charge of approximately $0.2 million in acquisition related expenses, approximately $1.2 million of compensation expense, approximately $0.3 million in recruiting and relocation expenses, approximately $0.6 million of expenses related to DSD Holding A/S, and increased selling, general, and administrative expenses in our South American subsidiaries of $0.6 million. The twelve month period ended December 31, 2006 includes a full twelve months of results for DSD Holding A/S versus the ten months of results in the period ended December 31, 2005.
The GPS and Radio Communications segment’s selling, general and administrative expense increased approximately $0.1 million in the year ended December 31, 2006 to $8.7 million as compared to $8.6 million in the year ended December 31, 2005 due primarily to an increase in general salary expenses at our subsidiary Signature Industries Limited. The increase in selling, general, and administrative expense as a percentage of sales resulted primarily from the decrease in sales in the current period.
Research and Development Expense
Research and development expense was $3.4 million in the year ended December 31, 2006, an increase of $0.1 million, or 3.0%, from $3.3 million for the year ended December 31, 2005. As a percentage of revenue, research and development expense was 6.3% and 6.1% for the years ended December 31, 2006 and 2005, respectively.
Research and development expense for the years ended December 31, 2006 and 2005 for each of the operating segments was as follows (in thousands):

		%		%
	2006	Revenue	2005	Revenue
Animal Applications	$2,668	7.0	$2,951	8.2
GPS and Radio Communications	774	4.7	392	2.1

Total	$3,442	6.3	$3,343	6.1

The Animal Applications segment’s research and development expense decreased approximately $0.3 million in the year ended December 31, 2006 as compared to the year ended December 31, 2005. The research and development expense primarily consists of new product development related to RFID microchips and associated scanners.
The GPS and Radio Communications segment’s research and development expense increased approximately $0.4 million for the year ended December 31, 2006 and relates primarily to the development of the 406.6 MHz product family at Signature Industries Limited.
Interest Expense
Interest expense was $0.5 million and $0.4 million for each of the years ended December 31, 2006 and 2005, respectively. The increase in interest expense relates primarily to an increase in borrowing on our line of credit and capital leases entered into in the second half of 2006.
Income Taxes
We had an income tax benefit of $72,000 and $41,000 in 2006 and 2005, respectively. At December 31, 2006, we had aggregate U.S. Federal net operating loss carryforwards of approximately $53.5 million for income tax purposes. The net operating loss carryforwards expire in various amounts through 2026. Approximately $12.1 million of the net operating loss carryforwards were acquired in connection with various acquisitions and are limited as to use in any particular year. A valuation allowance is provided against the net deferred tax assets that more than likely will not be realized.

Discontinued Operations
On July 2, 2007, we completed the sale of our wholly-owned subsidiary, OuterLink Corporation (“OuterLink”) to Newcomb Communications, Inc. (“Newcomb”). OuterLink, which operated in our GPS and Radio Communications business segment, provides satellite-based mobile asset tracking and data messaging systems used to manage the deployment of aircraft and land vehicles. We sold 100% of the issued and outstanding shares of stock of OuterLink for a purchase price of $1.0 million. Consideration consisted of a cash payment of $800,000 and a promissory note of $200,000 which matures on December 31, 2007.
The following discloses the losses from discontinued operations for the year ended December 31, 2006 and 2005:

	Year Ended December 31,
	2006	2005
Revenue	$2,570	$2,276
Cost of sales	1,608	1,402

Gross profit	962	874
Selling, general and administrative expenses	1,181	1,850
Research and development expenses	1,375	1,331
Asset impairment	—	7,141
Other (income) expense	(1)	(176)

Loss from discontinued operations	$(1,593)	$(9,272)

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004
Revenue
Revenue from operations for the year ended December 31, 2005 was $54.6 million, an increase of $10.0 million, or 22.5%, from $44.5 million in the year ended December 31, 2004. Revenue for the years ended December 31, 2005 and 2004 for each of the operating segments was as follows (in thousands):

		%		%
	2005	Revenue	2004	Revenue
Animal Applications	$35,972	65.9	$25,871	58.1
GPS and Radio Communications	18,578	34.1	18,678	41.9

Total	$54,550	100.0	$44,549	100.0

The Animal Applications segment’s revenue increased approximately $10.1 million, or 39.0%, in the year ended December 31, 2005 as compared to the year ended December 31, 2004. The increase in revenue was principally due to an increase in electronic identification and visual product sales to livestock customers of approximately $2.6 million, an increase in microchip sales to companion animal customers of approximately $1.5 million, an increase in microchip sales to fish and wildlife customers of approximately $1.3 million, an increase in sales to VeriChip Corporation of approximately $0.6 million and the inclusion of approximately $3.8 million of revenue from DSD Holding A/S. DSD Holding was acquired on February 28, 2005.
The GPS and Radio Communications segment’s revenue decreased approximately $0.1 million, or 0.5%, in the year ended December 31, 2005 as compared to the year ended December 31, 2004. Sales in Signature Industries Limited’s Radio products division and Clifford and Snell division increased approximately $0.6 million and approximately $0.4 million, respectively, when compared to 2004. Sales in Signature Industries Limited’s SARBE division decreased approximately $1.2 million primarily due to the completion of the G2R contract with the Indian Air Force in May 2005 which had increased sales over the last two years. Sales at Signature Industries Limited’s SARBE division have increased over the last two years as a result of the G2R contract with the Indian Air Force. Continued growth at Signature Industries Limited may depend on Signature Industries

Limited’s ability to win a large contract similar to the contract with the Indian Air Force.
Gross Margin
Gross profit for the year ended December 31, 2005 was $24.6 million, an increase of approximately $4.9 million, or 25.1%, from $19.7 million in the year ended December 31, 2004. As a percentage of revenue, the gross profit margin was 45.1% and 44.2% for the years ended December 31, 2005 and 2004, respectively.
Gross profit for the years ended December 31, 2005 and 2004 for each operating segment was as follows (in thousands):

		%		%
	2005	Revenue	2004	Revenue
Animal Applications	$14,610	40.6	$10,108	39.1
GPS and Radio Communications	10,010	53.9	9,569	51.2

Total	$24,620	45.1	$19,677	44.2

The Animal Applications segment’s gross profit of $14.6 million in the year ended December 31, 2005 increased approximately $4.5 million compared to $10.1 million in the year ended December 31, 2004. The increase in gross profit relates primarily to increased sales. Gross profit margin increased to 40.6% in 2005 from 39.1% in 2004 primarily due to decreased material costs in 2005.
The GPS and Radio Communications segment’s gross profit of $10.0 million in the year ended December 31, 2005 increased approximately $0.4 million compared to $9.6 million in the year ended December 31, 2004. Gross profit margin increased to 53.9% in 2005 from 51.2% in 2004. The increase in gross margin relates to increased margins at all four divisions of our subsidiary, Signature Industries Limited.
Selling, General and Administrative Expense
Selling, general and administrative expense increased $4.5 million, or 27.0%, in the year ended December 31, 2005 as compared to the year ended December 31, 2004. As a percentage of revenue, selling, general and administrative expense was 38.9% and 37.5% for the years ended December 31, 2005 and 2004, respectively.
Selling, general and administrative expenses for the years ended December 31, 2005 and 2004 for each of the operating segments was as follows (in thousands):

		%		%
	2005	Revenue	2004	Revenue
Animal Applications	$12,650	35.2	$8,682	33.6
GPS and Radio Communications	8,567	46.1	8,030	43.0

Total	$21,217	38.9	$16,712	37.5

The Animal Applications segment’s selling, general and administrative expenses increased approximately $3.9 million in the year ended December 31, 2005 compared to the year ended December 31, 2004 and, as a percentage of revenue, increased to 35.2% from 33.6% in the same respective period. The increase in selling, general and administrative expense relates primarily to a charge of approximately $1.2 million in legal expenses related to the maintenance and protection of our intellectual property, approximately $1.3 million of compensation expense and approximately $1.2 million of expense related to DSD Holding A/S. DSD Holding A/S was acquired on February 28, 2005.

The GPS and Radio Communications segment’s selling, general and administrative expense increased approximately $0.5 million in the year ended December 31, 2005 to $8.6 million as compared to $8.0 million in the year ended December 31, 2004 due primarily to increased compensation and sales and marketing expenses at our subsidiary Signature Industries Limited. As a percentage of revenue, selling, general and administrative expenses increased to 46.1% in 2005 from 43.0% in 2004 due to the slight decrease in sales.
Research and Development Expense
Research and development expense was $3.3 million in the year ended December 31, 2005, an increase of $1.3 million, or 64.4%, from $2.0 million for the year ended December 31, 2004. As a percentage of revenue, research and development expense was 6.1% and 4.6% for the years ended December 31, 2005 and 2004, respectively.
Research and development expense (credit) for the years ended December 31, 2005 and 2004 for each of the operating segments was as follows (in thousands):

		%		%
	2005	Revenue	2004	Revenue
Animal Applications	$2,951	8.2	$2,222	8.6
GPS and Radio Communications	392	2.1	(189)	(1.0)

Total	$3,343	6.1	$2,033	4.6

The Animal Applications segment’s research and development expense increased approximately $0.9 million in the year ended December 31, 2005 as compared to the year ended December 31, 2004. The increase relates primarily to the development of new large scale radio frequency identification antenna detection system for a fish and wildlife customer.
The GPS and Radio Communications segment’s research and development credit balance is due to a customer reimbursement for research and development costs.
Interest Expense
Interest expense was $0.4 million and $1.3 million for each of the years ended December 31, 2005 and 2004, respectively. Included in interest expense for the year ended December 31, 2004 is approximately $0.8 million of discount amortization and deferred debt cost amortization associated with the Laurus Master Fund financings.
Realized Loss on Applied Digital Common Stock
On March 1, 2004, we issued 3,000,000 shares of our common stock to Applied Digital pursuant to the Stock Purchase Agreement with Applied Digital dated August 14, 2003. The Stock Purchase Agreement provided for Applied Digital to purchase 3,000,000 shares of our common stock at a price of $2.64 per share and a warrant to purchase up to 1,000,000 shares of our common stock, which was exercisable for five years beginning February 1, 2004, at a price per share of $3.74 payable in cash or shares of common stock of Applied Digital. The consideration for the sale of the 3,000,000 shares and the warrant was 1,980,000 shares of Applied Digital common stock. As of December 31, 2004, we had sold all of the 1,980,000 shares of Applied Digital common stock for $6.7 million. We accounted for the Applied Digital stock as a trading security under SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities.” In the year ended December 31, 2004, we recorded realized losses on the Applied Digital common stock of $1.2 million. In December 2004, Applied Digital exercised its warrant for 1,000,000 shares of our common stock. Net proceeds to us upon exercise of the warrant were $3.7 million.
The GPS and Radio Communications segment’s research and development credit balance is due to a customer reimbursing Signature Industries Limited for research and development expenses.

Income Taxes
We had an income tax benefit of $41,000 in 2005. At December 31, 2005, we had aggregate U.S. Federal net operating loss carryforwards of approximately $47.6 million for income tax purposes. The net operating loss carryforwards expire in various amounts through 2025. Approximately $12.1 million of the net operating loss carryforwards were acquired in connection with various acquisitions and are limited as to use in any particular year. A valuation allowance is provided against the net deferred tax assets that more than likely will not be realized.
Discontinued Operations
On July 2, 2007, we completed the sale of our wholly-owned subsidiary, OuterLink Corporation (“OuterLink”) to Newcomb Communications, Inc. (“Newcomb”). OuterLink, which operated in our GPS and Radio Communications business segment, provides satellite-based mobile asset tracking and data messaging systems used to manage the deployment of aircraft and land vehicles. We sold 100% of the issued and outstanding shares of stock of OuterLink for a purchase price of $1.0 million. Consideration consisted of a cash payment of $800,000 and a promissory note of $200,000 which matures on December 31, 2007.
On April 19, 2004, we sold certain assets of our Medical Systems segment’s medical services business pursuant to an Asset Purchase Agreement dated April 8, 2004 by and between us and MedAire, Inc. Assets sold include all of the tangible and intangible intellectual property developed for the operation of the Medical Systems segment’s medical services business, pharmaceutical supplies and other inventory items, customer and supplier contracts, computer software licenses, internet website and domain name and mailing lists. The purchase price was approximately $0.4 million.
In addition, on July 30, 2004, we sold the Medical Systems segment’s land and building for $1.5 million. We recorded a gain of approximately $0.3 million on the sale of the land and building. Net cash received on the sale of the land and building, after paying off the related building mortgage, was approximately $0.4 million. The net loss recorded by us in the year ended December 31, 2004 in connection with exiting this activity was $1.1 million.
The following discloses the losses from discontinued operations for the year ended December 31, 2005 and 2004:

	Year Ended December 31,
	2005	2004
Revenue	$2,276	$2,180
Cost of sales	1,402	1,760

Gross profit	874	420
Selling, general and administrative expenses	1,850	3,097
Research and development expenses	1,331	727
Asset impairment	7,141	—
Other (income) expense	(176)	(188)

Loss from discontinued operations	$(9,272)	$(3,216)

Liquidity and Capital Resources
Our principal use of liquidity is for operating cash requirements, capital needs, and acquisitions. Our source of liquidity has been from operating cash flow and proceeds from investing and financing activities. We expect to generate cash from operations and from financing activities in amounts sufficient to fund the operations of our business over the next twelve months. We plan to fund our acquisition of McMurdo Limited with the proceeds from the sale of our 10.25% debenture sold to Imperium Master Fund, Ltd. in February, 2007.

Cash Flows
As of December 31, 2006, cash totaled $1.5 million as compared to $9.9 million at December 31, 2005. During 2006, $5.4 million of cash was used in operating activities, compared to cash used in operating activities of $3.3 million in 2005 and cash provided by operating activities of $2.5 million in 2004. In 2006, the use of cash was due primarily to an increase in inventories of $0.9 million and an increase in other current assets of $0.9 million. Non-cash charges of $0.9 million for equity based compensation and $1.9 million for depreciation and amortization were included in the 2006 net loss of $6.8 million.
Net cash used in investing activities totaled $4.4 million in 2006 compared to net cash used in investing activities of $2.4 million in 2005. The principal uses of cash from investing activities in 2006 were $1.0 million used in the purchase of DSD Holding A/S and $2.9 million of property, plant and equipment expenditures. The principal uses of cash from investing activities in 2005 were $1.4 million used in the purchase of DSD Holding A/S and $1.2 million of property, plant, and equipment expenditures.
Net cash provided by financing activities totaled $1.4 million in 2006 compared to net cash used in financing activities of $1.6 million in 2005. In 2006, cash provided by financing activities consisted of proceeds from the exercise of stock options and warrants of $0.6 million and borrowings on our line of credit. The principal use of cash from financing activities in 2005 was $1.5 million to repurchase 328,100 shares of our common stock in market transactions.
Financing and Liquidity
In 2006, we used approximately $8.4 million in cash and increased our total amount of debt from $6.0 million at December 31, 2005 to $8.2 million at December 31, 2006. The primary reason for the increase in debt relates to capital leases entered into in 2006 and additional borrowings on our line of credit. The $8.2 million of debt outstanding at December 31, 2006 is comprised of the following (in thousands):

December 31,
2006
Mortgage notes payable-Animal Applications and Corporate facilities	$2,226
Line of Credit — DSD Holding A/S	3,013
Equipment Loans / Notes Payable — DSD Holding A/S	1,398
Capital lease obligations	1,526

$8,163

Equipment Loans-DSD Holding A/S. DSD Holding A/S is party to equipment loans which are collateralized by production equipment. Principal and interest payments totaling approximately DKK 0.2 million ($35,400 at December 31, 2006) are payable monthly and are due through July. The interest rate on the loans is variable and range from 6.00% to 8.14% as of December 31, 2006.
Line of Credit-DSD Holding A/S. DSD Holding A/S and its wholly-owned subsidiary, Daploma International A/S, are party to a credit agreement with Danske Bank A/S. On June 1, 2006, DSD Holding A/S and Daploma International A/S amended the borrowing availability from DKK 12 million (approximately $2.1 million at December 31, 2006) to DKK 18 million (approximately $3.2 million at December 31, 2006). In connection with the amendment, we executed a Letter of Support which confirms that we shall maintain our holding of 100% of the share capital of Daploma, and that we shall neither sell, nor pledge, nor in any way dispose of any part of Daploma or otherwise reduce our influence on Daploma without the prior consent of Danske Bank. Interest is determined quarterly and is based on the international rates Danske Bank can establish on a loan in the same currency on the international market plus 2.0%. At December 31, 2006, the annual interest rate on the facility was 5.85%. Borrowing availability under the credit facility considers guarantees outstanding. At December 31, 2006, the borrowing availability on the credit agreement was DKK 0.9 million (approximately $0.2 million at December 31, 2006). The credit agreement shall remain effective until further notice. DSD Holding A/S can terminate the credit agreement and pay the outstanding balance, or Danske Bank may demand the credit line be settled immediately at any given time, without prior notice.
Note Payable-DSD Holding A/S. As of December 31, 2006, DSD Holding A/S is party to a note payable with Danske Bank. Principal and interest payments of DKK 0.3 million ($53,100 at December 31, 2006) plus interest are payable quarterly through December 15, 2008. The interest rate on the note is calculated based on the international rates Danske Bank can establish on a loan in DKK in the international market plus 2.0%. The interest rate on the note payable was 5.47% at December 31, 2006.

Invoice Discounting Agreement. On April 9, 2003, Signature Industries Limited entered into a two-year Invoice Discounting Agreement with The Royal Bank of Scotland Commercial Services Limited (“RBS”). The Invoice Discounting Agreement, as amended October 28, 2003, June 21, 2005, and July 27, 2006, provides for Signature Industries Limited to sell with full title guarantee most of its receivables, as defined in the Invoice Discounting Agreement, as amended. Under the agreement, RBS prepays 80% of the receivables sold in the United Kingdom and 80% of the receivables sold in the rest of the world, not to exceed an outstanding balance of £1,000,000 (approximately $1.9 million at December 31, 2006) at any given time. RBS pays Signature Industries Limited the remainder of the receivable upon collection of the receivable. Receivables which remain outstanding 90 days from the end of the invoice month become ineligible and RBS may require Signature Industries Limited to repurchase the receivable. The discounting charge accrues at an annual rate of 1.5% above the base rate as defined in the amended Invoice Discounting Agreement (6.50% at December 31, 2006). Signature Industries Limited pays a commission charge to RBS of 0.16% of each receivable balance sold. The Invoice Discounting Agreement, as amended, requires a minimum commission charge of £833 per month. Discounting charges of $54,000 are included in interest expense in the 2006 statement of operations. As of December 31, 2006, $0.9 million of receivables were financed under the Invoice Discounting Agreement.
Stock Exchanges with Applied Digital. On February 25, 2005, we entered into a Stock Purchase Agreement with Applied Digital. Pursuant to the agreement, we issued 644,140 shares of its common stock to Applied Digital and received 684,543 shares of Applied Digital common stock as consideration. The purpose of the stock exchange was to use the shares as partial consideration for the acquisition of DSD Holding A/S and its wholly-owned subsidiaries, Daploma International A/S and Digitag A/S, as described more fully in note 2 to our financial statements. We and Applied Digital entered into the share exchange because of the selling shareholders’ desire, at the time the transaction was negotiated, to receive their consideration in Applied Digital common stock as opposed to our common stock. In addition, the stock exchange represented a strategic investment by Applied Digital whereby Applied Digital could increase its ownership interest us. The exchange ratio of shares was based upon the average of the volume-weighted-average price of our common stock and Applied Digital’s common stock for the ten trading days immediately preceding, and not including, the transaction closing date, which was $5.434 for our common stock and $5.113 for Applied Digital’s common stock. The value of the stock exchanged was $3.5 million.
10.25 % Senior Secured Debenture. On February 6, 2007, we obtained financing by entering into a securities purchase agreement with Imperium Master Fund, Ltd., whereby we sold a 10.25% senior secured debenture in the original principal amount of $6,000,000 and a five-year warrant to purchase 699,600 shares of our common stock.
The debenture matures on February 6, 2010, but we may, at our option, prepay the debenture in cash at any time by paying a premium of 2% of the outstanding principal amount of the debenture. We are obligated to make monthly payments of principal plus accrued but unpaid interest (including default interest, if any) beginning on September 4, 2007.
The debenture is not convertible by the holder. However, we may, at our option but not obligation, decide to make one or more monthly payments of principal and interest with shares of its common stock instead of with cash. Our decision to make a monthly payment with cash or with shares of common stock, or a combination of both, will be determined on a monthly basis. Currently, we anticipate making monthly payments with cash. If we choose to make a monthly payment with our shares, the shares will be issued at an 8% discount to the then current market price of the shares. If an event of default or a change of control occurs, the holder has the right to require us to redeem the debenture for a cash amount equal to 110% of the outstanding principal plus interest. The proceeds from the financing, approximately $5.6 million, will be used by us to fund a portion of our planned acquisition of certain assets of McMurdo Limited and to invest in the continued growth of our business.
The purchase price for the McMurdo Limited assets is approximately £3,117,000 (approximately $6.1 million at December 31, 2006), subject to certain adjustments, plus up to an additional deferred payment of £1,500,000 (approximately $2.9 million at December 31, 2006) based on sales of certain products between November 1, 2006 and October 31, 2007. The deferred payment is determined on a threshold basis with a minimum threshold, based on the invoiced value of sales during such period and payable when the parties finalize a statement of the sales. Upon signing the agreement to acquire the assets of McMurdo Limited on December 14, 2006, we paid £250,000 (approximately $0.5 million at December 31, 2006) of the purchase price to McMurdo Limited. The balance is to be paid upon closing. If the agreement is terminated or the sale is not completed, under certain circumstances McMurdo Limited will be entitled to retain the £250,000 deposit. Under the terms of the agreement, we will guarantee Signature Industries Limited’s obligations for the deferred payment and Chemring will guarantee McMurdo Limited’s obligations for retained liabilities and obligations.

The following table summarizes our fixed cash obligations as of December 31, 2006 over various future years (in thousands):

		Payments Due by Period
		Less than	1-3	4-5	After
Contractual cash obligations	Total	1 Year	Years	Years	5 Years
Notes Payable and Long-Term Debt	$8,163	$4,127	$1,650	$2,386	$—
Operating Leases	19,088	726	1,198	1,065	16,099
Employment Contracts	1,217	1,183	34	—	—

	$28,468	$6,036	$2,882	$3,451	$16,099

Recently Issued Accounting Standards
In December 2004, SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R) was issued. SFAS 123R replaced SFAS No. 123 and supersedes APB Opinion No. 25. The provisions of SFAS 123R became effective for us beginning January 1, 2006. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. We vested all of our out-of-the-money, unvested stock options issued to current employees, officers and directors prior to November 15, 2005 on December 30, 2005, and, therefore, we do not expect that the initial adoption of SFAS 123R will have a material impact on our consolidated results of operations and earnings (loss) per share. However, going forward, as we grant more options or other share based compensation, we expect that the impact may be material.
In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” SFAS No. 151 amends Accounting Research Bulletin (“ARB”) No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS No. 151 requires that allocation of fixed production overhead to inventory be based on the normal capacity of the production facilities. We adopted SFAS 151 beginning January 1, 2006. The adoption of SFAS 151 did not have a material impact on the consolidated results of our operations, financial position or cash flows.
In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets” (SFAS 153). This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 did not have a material impact on the consolidated results of our operations or financial position.
In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections a replacement of APB No. 20 and FAS No. 3” (SFAS 154). SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS 154 also applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. SFAS 154 is effective for all accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We believe the adoption of SFAS 154 will not have an impact on our financial statements.
In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FAS No. 109” (FIN 48), which clarifies the accounting for uncertainty in income taxes. Currently, the accounting for uncertainty in income taxes is subject to significant and varied interpretations that have resulted in diverse and inconsistent accounting practices and measurements. Addressing such diversity, FIN 48 prescribes a consistent recognition threshold and measurement attribute, as well as clear criteria for subsequently recognizing, derecognizing and measuring changes in such tax positions for financial statement purposes. FIN 48 also requires expanded disclosure with respect to the uncertainty in income taxes. FIN 48 is effective for fiscal years beginning after December 15, 2006. We have not yet determined the impact of FIN 48 on our consolidated financial position, results of operations, cash flows or financial statement disclosures.

In September 2006, FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R),” which requires employers to: (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status; (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year; and (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes will be reported in comprehensive income of a business entity. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006, for entities with publicly traded equity securities. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. We have determined that the adoption of SFAS 158 will not have a material affect on our consolidated financial position, results of operations, cash flows or financial statement disclosures.
Also in September 2006, FASB issued SFAS No. 157, “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Earlier application is encouraged provided that the reporting entity has not yet issued financial statements for that fiscal year including financial statements for an interim period within that fiscal year. We are assessing SFAS No. 157 and have not determined yet the impact that the adoption of SFAS No. 157 will have on our consolidated results of operations or financial position.
In February, 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” including an amendment of FASB Statement 115. This statement provides companies with an option to report selected financial assets and liabilities at fair value. This statement is effective for fiscal years beginning after November 15, 2007 with early adoption permitted. We are assessing SFAS No. 159 and have not determined yet the impact that the adoption of SFAS No. 159 will have on our consolidated results of operations or financial position.